Exhibit 10.230

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
DIRECTOR COMPENSATION
Effective January 1, 2010, Until Further Modified

I.
Payment for Services.  Directors who are not officers or employees of Dollar Thrifty Automotive Group, Inc. (“DTAG”), or any of its affiliates (“Independent Directors”) will be paid as follows for their services on the Board of Directors of DTAG (the “Board”):

A.           Annual Retainer.
•	Each Independent Director will receive an annual Board retainer of $60,000.
•	Each Committee Chairman will be paid an additional annual chairman retainer as follows:
o	Audit Committee $10,000
o	Governance Committee $5,000
o	Human Resources and Compensation Committee $7,500
•	The Chairman of the Board will be paid an additional $150,000 annually.

B.	Meeting Fees. There will be no fees paid for a director’s attendance at Board or committee meetings.

C.
Annual Equity Grant.  In January of each calendar year each Independent Director will be granted Restricted Stock Units having a value of $90,000.00, determined based on the Market Value Per Share of the underlying Common Stock on the date of grant, as defined in and pursuant to DTAG’s Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “LTIP”).  The Restricted Stock Units will vest on December 31 of the year in which they are granted, provided that the Independent Director is still serving on the Board on such date, and unless the Independent Director has made an election to defer distribution of the Common Stock underlying the Restricted Stock Units, such Common Stock will be distributed on such December 31.  If the Independent Director’s service terminates prior to December 31, but at least six months following the grant date for any reason other than a Change in Control, a pro rata portion of the Restricted Stock Units shall vest on the date of separation from service based on the Independent Director’s period of service during the year and the Common Stock underlying the Restricted Stock Units will be distributed within thirty (30) days of such separation from service.  In the event of a Change in Control, the Restricted Stock Units shall become fully vested immediately upon the date of the Change in Control and distributed within thirty (30) days of the Change in Control unless otherwise deferred by a Director to a different date.

II.
Deferral Option.  Each Independent Director shall have the option to defer his or her annual equity grant to be issued on a specific date in a future year, such as separation of service from the Board.  An Independent Director electing to defer his or her grant must make such election by December 31 of the year preceding the year in which the compensation to be deferred would be earned by completing the Deferral Election Form in the form provided by the Company and returning such form to the Company no later than December 31 of the year preceding the year in which the compensation to be deferred would be earned.  Notwithstanding the foregoing, during the first year in which an Independent Director becomes eligible to defer his or her annual retainer, such election may be made within 30 days of becoming eligible to make such deferral, provided that such deferral election shall only apply to amounts earned with respect to services rendered after the date on which such deferral election is made.

III.
Payment Method  All retainers will be paid in cash quarterly in arrears (with the exception of the Chairman of the Board retainer which will be paid monthly), and the annual equity grant will be paid in DTAG stock at the times set forth in Section I.C. above.

IV.
Additional Benefits.  While traveling, Independent Directors will be provided rental cars at any Company location or any successor company location without charge for product and service evaluation.  This benefit will continue for Independent Directors following their departure from the Board if (i) the Independent Director has been a member of the Board for more than five (5) years; or (ii) separation from service occurs following a Change in Control.  This benefit cannot be exchanged for cash or any other benefit.

[APPROVED by the Board of Directors of Dollar Thrifty Automotive Group, Inc., effective January 1, 2010.]